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HI-TECH PHARMACAL CO., INC. AND SUBSIDIARY
COMPUTATION OF NET INCOME PER COMMON SHARE

                                   EXHIBIT 11

                                                           APRIL 30,
                                                    ------------------------
                                                       1997         1996
                                                    -----------  -----------
                   PRIMARY
                   -------

Net income.......................................    $  817,000    1,335,000
                                                     ==========   ==========
Weighted average number of shares
 outstanding:                                         4,526,421    4,411,421

Shares issuable upon exercise of dilutive stock
 options and warrants net of shares assumed to
 be repurchased (at the average market price for
 the period) from exercise proceeds..............        49,001      238,274

Contingent shares - Dr. Rose acquisition.........           --        14,516
                                                     ----------   ----------
Shares used for computation......................     4,575,422    4,664,211
                                                     ==========   ==========
Primary net income
   per common share                                  $      .18   $      .29
                                                     ==========   ==========

                FULLY DILUTED
                -------------

Net income.......................................    $  817,000   $1,335,000
                                                     ==========   ==========
Weighted average number of
   shares outstanding:                                4,526,421    4,411,421
Shares issuable upon exercise of dilutive
 stock options and warrants net of shares
 assumed to be repurchased (at end market
 price for the period) from exercise proceeds....        49,001      242,939

Contingent shares - Dr. Rose acquisition........            --        15,843
                                                     ----------   ----------
Shares used for computation                          $4,575,422    4,670,203
                                                     ==========   ==========
Fully diluted net
   income per common share (a)                       $      .18   $      .29
                                                     ==========   ==========

(a) Not presented because dilution from primary net income per common share amount is less than 3%.